Exhibit 99.1

GRUPO VASCONIA, S. A. B. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED ON
DECEMBER 31, 2013 AND 2012
AND INDEPENDENT AUDITORS’ OPINION

Grupo Vasconia, S. A. B. and Subsidiaries
Consolidated financial statements
For the years ended on December 31, 2013 and 2012
and independent auditors’ report
Index
Contents Page
Report of independent auditors’ 1 and 2
Consolidated financial statements:
Statement of financial position 3
Statement of comprehensive income 4
Statement of changes in stockholders’ equity 5
Cash flows statement 6
Notes to the financial statements 7 to 38

INDEPENDENT AUDITOR’S REPORT
To the Shareholders of
Grupo Vasconia, S. A. B. and Subsidiaries
We have audited the accompanying consolidated financial statements of Grupo Vasconia, S. A. B. and Subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2013 and 2012, and the consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo Vasconia, S. A. B. and Subsidiaries as of December 31, 2013 and 2012, and its consolidated results, its changes in shareholders’ equity and its consolidated cash flows for the years then ended, in conformity with International Financial Reporting Standards, which differ in certain respects from accounting principles generally accepted in the United States (See Note 26 to the consolidated financial statements).
Emphasis of matter
As mentioned in Note 4 to the financial statements, the Company adopted for first time the International Financial Reporting Standards (IFRS) for the year ended December 31, 2012. Such adoption affected the previously reported consolidated financial statements for the year ended December 31, 2011, which were presented under Mexican Financial Reporting Standards. Note 23 shows the effects of the adoption of IFRS. This had no effect on our opinion.
Paragraph of other issues
These consolidated financial statements have been translated into English solely for the convenience of readers of this language. In all cases, where there are any disagreements between the English and Spanish versions, the Spanish version shall be considered authoritative and controlling.
CASTILLO MIRANDA Y COMPAÑÍA, S. C.
Bernardo Soto Peñafiel, CPA
Mexico, City
February 28, 2014

Grupo Vasconia, S. A. B. and Subsidiaries
Consolidated statement of financial position
for the years ended on December 31, 2013 and 2012
(Figures expressed in pesos)

Nota 2013 2012
Assets
Current
Cash and cash equivalents 6 y 13 $26,139,090 $17,791,051
Clients and other accounts receivable 7 and 13 545,038,419 589,674,373
Notes receivable 19 32,430,000
Inventories, net 8 655,201,427 703,354,268
Taxes recoverable, to credit, net 73,916,572 56,381,921
Total current assets 1,300,295,508 1,399,631,613
Financial assets available for sale 9 137,827,596 92,258,257
Properties, machinery and equipment, net 10 966,764,700 952,926,006
Intangibles and other assets, net 11 10,833,952 10,734,811
Deposits in guarantee 18,871,991 18,853,666
Total assets $2,434,593,747 $2,474,404,353
Liabilities
Short term
Suppliers 13 $145,184,382 $190,862,486
Bank loans 12 and 13 81,938,417 88,093,386
Provisions 14 71,147,607 71,641,167
Other accounts payable and accumulated liabilities 28,794,779 20,797,605
Documents payable 24,670,564
Taxes and contributions payable, net 6,533,169 6,586,454
Employee profit sharing payable 1,405,176 1,682,088
Total short term liabilities 359,674,094 379,663,186
Long term
Bank loans 12 and 13 476,624,472 504,378,703
Documents payable 15 24,670,564
Investment in associates 1 and 3 870,512
Deferred taxes on earnings 17 46,101,219 71,417,245
Employees benefits 16 23,428,723 30,276,370
Total liabilities 906,699,020 1,010,406,068
Stockholders’ equity 18
Common stock 346,692,855 346,692,855
Retained earnings:
Legal reserve 39,435,866 35,648,985
To be applied 1,002,878,530 572,940,521
For the year 80,094,320 457,226,976
1,122,408,716 1,065,816,482
Premium on issue of shares repurchased shares 8,549,104 8,549,104
Repurchase of shares (3,894,990) (1,705,694)
Result for conversion of foreign currencies (30,319,629) (5,064,254)
Changes in valuation of employee benefit liabilities 2,850,342
Changes in valuation of financial assets available for sale 81,608,329 49,709,792
54,139,042 44,645,538
Total stockholders’ equity 1,527,894,727 1,463,998,285
Total liabilities and stockholders’ equity $2,434,593,747 $2,474,404,353

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries
Consolidated statement of comprehensive income
For the years ended on December 31, 2013 and 2012
(Figures expressed in pesos)

Note 2013 2012
Net sales $2,049,900,286 $2,224,255,677
Cost of sales 1,669,368,147 1,705,678,522
Gross profit 380,532,139 518,577,155
Sales expenses 260,543,002 248,336,758
Administrative expenses 61,925,674 56,894,080
Total of general expenses 322,468,676 305,230,838
Other expenses, net 32,735,111 8,707,406
Employee participation in profits (1,265,334) (1,236,269)
Excess of net assets fair value acquired over the paid price in the purchase of Almexa 294,275,413
31,469,777 301,746,550
Interests collected 4,608,507 4,196,981
Interest paid (21,337,871) (16,124,105)
Income (loss) from foreign exchange fluctuation, net 3,353,233 (7,230,378)
(13,376,131) (19,157,502)
Income before taxes on earnings 76,157,109 495,935,365
Taxes on earnings 17 (4,857,723) 38,708,389
Net consolidated income 81,014,832 457,226,976
Non controlling in net income (920,512) -
Controlling holding in net income $80,094,320 $457,226,976
Net income for common share $0.92 $5.25
Items that will not be reclassified to income
Actuarial gains on employee benefits 2,850,342
Items that may be reclassified to income
Result for conversion of foreign currency (25,225,375) (33,062,408)
Changes in the valuation of financial assets available for sale 31,898,537 (14,908,198)
Total other comprehensive income 9,493,504 (47,970,606)
Comprehensive income $89,587,824 $409,256,370

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries
Consolidated statement of changes in stockholders’ equity
For the years ended on December 31, 2013 and 2012
(Figures expressed in pesos)
Common stock Repurchased shares Legal reserve Premium on issue of shares repurchased (Note 18) Retained earnings Other comprehensive results accumulated (net of taxes) Total
Final balance as of December 31,
2011 $346,692,855 $(7,498,266) $29,030,161 $598,534,726 $92,616,144 $1,059,375,620
Constitution of reserves 6,618,824 (6,618,824)
Declared dividends (Note 18) (18,975,381) (18,975,381)
Repurchase of shares (Note 18) 5,792,572 $8,549,104 14,341,676
Comprehensive result 457,226,976 (47,970,606) 409,256,370
Final balance as of December 31,
2012 346,692,855 (1,705,694) 35,648,985 8,549,104 1,030,167,497 44,645,538 1,463,998,285
Constitution of reserves 3,786,881 (3,786,881)
Declared dividends (Note 18) (23,502,086) (23,502,086)
Repurchase of shares (Note 18) (2,189,296) (2,189,296)
Comprehensive result 80,094,320 9,493,504 89,587,824
Final balance as of December 31,
2013 $346,692,855 $(3,894,990) $39,435,866 $8,549,104 $1,082,972,850 $54,139,042 $1,527,894,727
The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries
Consolidated statement of cash flows
For the years ended on December 31, 2013 and 2012
(Figures expressed in pesos)

Nota 2013 2012
Operating activities
Income before taxes on earnings $76,157,109 $495,935,365
Items related with investment activities:
Depreciation and amortization 81,006,749 50,601,702
Participation in subsidiaries non-consolidated (920,512)
Interests collected (4,608,507) (4,196,981)
Other items 2 (294,275,413)
Items related with financing activities:
Interests paid 21,337,871 16,124,105
172,972,710 264,188,778
Decrease in clients, other accounts receivable, other payables and other assets 118,018,419 13,204,256
Decrease (increase) in inventories 54,945,704 (266,393,070)
Decrease in suppliers (48,105,853) (9,248,321)
Decrease of other accounts payable and accumulated liabilities (45,001,659) (27,218,280)
Tax on profits paid (55,757,975) (57,538,788)
Net cash flows from operating activities 197,071,346 (83,005,425)
Investment activities
Payment in the purchase of Almexa, net cash received 2 (322,138,162)
Investments of property, machinery and equipment (108,913,977) (104,303,913)
Interests collected 4,608,507 4,196,981
Other investments
Net cash flows from investment activities (104,305,470) (422,245,094)
Cash to be obtained (applied) from financing activities 92,765,876 (505,250,519)
Financing activities
Financial institution loans 546,070,420
Payment of financial institutions loans (37,388,584) (10,545,388)
Dividends paid (23,502,086) (18,975,381)
Interests paid (21,337,871) (16,124,105)
Premium on issue of shares repurchased shares 8,549,104
(Repurchase) sale of shares (2,189,296) 5,792,572
Net cash flows from financing activities (84,417,837) 514,767,222
Increase in cash and cash equivalents 8,348,039 9,516,703
Cash and cash equivalents at the beginning of the year 17,791,051 8,274,348
Cash and cash equivalents at the end of the year $26,139,090 $17,791,051

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries
Notes to the consolidated financial statements
For the years ended on December 31, 2013 and 2012
(Figures expressed in Mexican pesos)
1. Main activity
Grupo Vasconia, S. A. B. (The Company) and its subsidiaries are engaged in the manufacturing and sale of aluminum laminates, used in different industries such as automobile, electric, construction, pharmaceutical, food, etc. In its division of industrial products and the manufacturing and/or commercialization of home consumer products, specially for table and kitchen, under known prestige brands in its consumer product division.
The Company’s address in Avenida 16 de Septiembre No. 346, Col. El Partidor Cuautitlan Mexico, C.P. 54879, State of Mexico.
The subsidiaries and associate of The Company are as follows:
Subsidiaries:
Industria Mexicana del Aluminio, S.A. de C.V. (IMASA) - Company engaged in the manufacturing and sale of aluminum foil products in different shapes, and supplying The Company of aluminum disks, which are used as raw materials. At the end of April 2012, IMASA acquired 99.99% of the shares from Almexa Aluminio, S.A. de C.V. (Almexa), company engaged too in the manufacturing of aluminum products in different shapes, such as sheets, plaques, discs, rolls etc.
Fomento Productivo, S.A. de C.V., Industrias Ekco, S.A. de C.V. and Industrias Almexa Aluminio, S.A. de C.V.- Services rendering Companies that provide the administrative personnel and the productive force to The Company, to Esmaltería San Ignacio, to IMASA and to Almexa Aluminio, S.A. de C.V.
Vasconia Housewares, LLC. - Company founded in U.S.A., whose main activity is the commercialization of aluminum products in such country, which are bought from The Company.
During 2012 the operation of Ekco Querétaro, S.A. de C.V. was transferred to the Company´s facilities. On July 1, 2013, the merger between Ekco Querétaro, S.A. de C.V. as merged and the Company as merging.
In the month of August 2013, the Company sold the shares held of La Vasconia (Spain), S.A., company that until the month of June 2002 made the sale of the Brand Vasconia, Brand that from that date the Company commercializes. The sale value of the shares do not have any significant impact in the Company´s financial statements.
Associate company:
Esmaltería San Ignacio, S.A. de C.V. (Esmaltería San Ignacio), was founded on February 27 2013 in the city of Queretaro by The Company in society with Uziralo, S.A. (Spaniard company).
Esmaltería San Ignacio is engaged in the production and commercialization of frying pans, kitchen utensils in varnished Steel, which allows the Company in its consumer division to complete the offer of products for table and kitchen.

The share participation of The Company in the aforementioned companies is as follows:

Share Participation
2013 2012
Industria Mexicana del Aluminio, S.A. de C.V. 99.97% 99.97%
Fomento Productivo, S.A. de C.V. 99.99% 99.99%
Industrias Ekco, S.A. de C.V. 99.99% 99.99%
Industrias Almexa Aluminio, S.A. de C.V. 99.99% 99.99%
Vasconia Housewares, LLC. 100.00% 100.00%
Ekco Querétaro, S.A. de C.V.* 99.99%
La Vasconia (España), S.A.** 99.99%
Esmaltería San Ignacio, S.A. de C.V 48.48% -

* Also shareholder of Almexa Aluminio, S.A. de C.V. (Almexa), Aluminio Holding, S.A. de C.V., Metal Servicio, S.A. de C.V. and Administración de Categorías, S.A. de C.V.
2. Purchase of Almexa (Figures in thousands of mexican pesos)
a. Subsidiary acquired
At the end of April 2012 The Company through its subsidiary IMASA acquired the control of Almexa. The acquired participation by IMASA in a direct and indirect form represents 99.99% of the common stock of Almexa.
b. Consideration
The Price of shares was for 26.9 million U.S. dollars, from which 14.8 million U.S. dollars corresponds to the purchase of shares from Almexa and 12.1 million U.S. dollars corresponds to the purchase of shares from Aluminio Holdings, S.A. de C.V. holder of shares of Almexa.
c. Assets acquired and liabilities recognized.
Assets acquired and liabilities recognized at the date of purchase

Asset Liability
Cash and cash Suppliers $79,978
equivalents $36,410 Accumulated liabilities 15,586
Accounts receivable 229,757 Taxes payable 26,613
Inventories 124,783 Other liabilities 33,212
Total current assets 390,950 Total short-term liabilities 155,389
Machinery and equipment, net 448,974 Employees benefits 17,949
Other assets 251 Deferred income taxes 18,040
Total assets $840,175 Total liabilities $191,378

d. Excess in fair value of the net assets acquired over the Price paid for the purchase of Almexa.
As a result of the comparison between the identifiable net assets and the sum of the transferred consideration, an excess was generated in the net reasonable value of the assets, liabilities and contingent liabilities, which is recognized in the results of the year.
The paid Price was calculated based on multiple operative cash flow generation (EBITDA), flow generating that was calculated with Information provided by the seller and some considerations made by The Company, without considering the value of fixed assets to establish the operation price for the purchase of shares.

Amount
Fair value of the consideration $354,522
Fair value of the identifiable net assets 648,797
Excess in the reasonable net value of assets and liabilities $294,275
e. Net cash outflows in the acquisition of subsidiaries
Consideration in cash $354,522
Less: cash received (32,384)
Total $322,138

f. Revenue and income of the acquired entity
Sales and net profits of Almexa registered in the consolidated financial statements of the Company for the year ended on December 31, 2012 are in the amount of $ 537,777 and $ 61,800 respectively, being the ones generated by Almexa in the period The Company consolidated.
3. Basis for the consolidation and combinations of business
The consolidated financial statements have been prepared in order to present the consolidated financial position, the comprehensive income, the changes in stockholders’ equity and cash flows of the various companies that make up Grupo Vasconia, S. A. B. and Subsidiaries. Consequently, they include the accounts of the subsidiaries companies mentioned in Note 1, being eliminated for those effect the transactions and balances between them. The consolidation was made based on the financial statements of the subsidiaries, which were prepared by following the same accounting policies used by The Company.
Decisions and control of Esmaltería San Ignacio are taken by its own administration, and is carried out through decisions agreed between Uziralo and the Company, reason why, it has been determined that the Company does not have control on this associate company, therefore, is not included within the accompanying consolidated financial statements in accordance with what is established in the NIIF 10 “Consolidated Financial Statements”.
4. Significant accounting policies
a. Basis for the preparation
The accompanying financial statements were prepared in accordance with the International Financial Reporting Standard (IFRS), as well as the relative improvements and interpretations in force or issued and adopted prior the date of their preparation.
The preparation of these financial statements according requires the use of certain critical accounting estimates and also requires that the administration enforces its judgment in the process of application of accounting policies. Accounting areas that represent a high degree of judgments and areas in which the key sources for the estimation of uncertainties are important, are disclosed in Note 5.
The first annual financial statements prepared in accordance with IFRS, are corresponding to as of December 31, 2012. The date of transition of the Company was January 1, 2011.
The conciliations and descriptions of the transition effects from the NIF to the IFRS, in its stockholders’ equity and comprehensive income are explained in Note 23.

b. Conversion of financial statements
The financial statements of the subsidiary located abroad were converted into Mexican pesos applying the rules mentioned in the IAS 21.
The Company recognizes the resulting effects per conversion mentioned in the IAS 21 of IMASA and Almexa, whose functional currency is the U.S. Dollar.
c. Financial assets
All the financial assets are recognized and dismiss on the date of the negotiation (“trade date”), and are initially valued at a fair value, plus the costs of the transaction.
The financial assets are classified within the following specific categories: “financial assets at fair value with changes through results”, “investments kept on maturity”, “financial assets available for their sale”, “loans and accounts receivable”.
The classification depends on the nature and purpose of these and it is determined at the time of their initial recognition. On the date of the consolidated financial statements report of The Company it only had financial assets classified as cash and cash equivalents, accounts receivable and financial assets available for their sale.
Effective interests’ method
The effective interest method is a method of calculating the amortized cost of a financial instrument and assigning of the income or financial cost throughout the relevant period. The effective interest rate is the rate that is deducted exactly to the future estimated cash flows of collections or payments in cash (including all the fees and base points paid or received that are an integral part of the effective interest rate, costs of transaction and other premiums or discounts) thru the expected life of the asset or liability financial instrument, whenever is appropriate, in a shorter period, with the net amount in books in its initial recognition.
Cash and cash equivalents
Mainly consist in bank deposits in checking accounts and investments in short term securities, of high liquidity, easily convertibles in cash and subject to low risks of significance of changes in value. The cash and cash equivalents are presented at nominal value; the fluctuations are recognized in the results of the year.
Accounts receivable
The accounts receivable from clients, loans and other accounts receivable with fixed or determinable payments, which are negotiated in an active market, are classified as loans and accounts receivable. The loans and accounts receivable are valued at the amortized cost using the effective interest method, less any impairment. The income from interests is recognized by applying the effective interest rate.
Impairment of financial assets
The financial assets different from the financial assets at fair value with changes thru results, are subject to tests for effects of impairment at the end of each period on which it is informed. It is considered that the financial assets are impaired, when there is objective evidence that, as a consequence of one or more events that had happened after the initial recognition of the financial asset, the future estimated cash flows of the financial assets have been affected.

The objective evidence of impairment could include:
Significant financial difficulties of the issuer or consideration.
Unfulfillment of payment of the interests or the principal.
Is probable that the debtor declares bankruptcy or in a financial re-organization.
For accounts receivable, the assessment of impairment is made over a collective base, due to the fact that there are no accounts with significant balances in an individual manner. Inside the objective evidence that a portfolio of accounts receivable could be impaired, the past experience of The Company is considered regarding the collection, as well as the changes observable in the national and local economic conditions that are correlated with the unfulfillment of payments.
For the financial assets that are registered at amortized cost, the amount of the recognized loss for impairment is the difference between the book value of the asset and the present value of future cash flows, discounted at the original effective interest rate of the financial asset.
The book value of the financial asset is reduced due to the loss for impairment directly for all the financial assets. When it is considered that an accounts receivable is uncollectable, it is eliminated against the reserve. The later recuperation of the amounts previously eliminated become credits against the reserve. The changes in the book value of the reserve account are recognized in the results.
If in a subsequent period, the amount of the loss due to impairment decreases and that decrease can be objectively related with an event that happens after the recognition of the impairment, the loss due to impairment previously recognized is reversed through the results up until the point in which the value in investment books to the date in which the impairment was reversed does not exceed the amortized cost that would had been if the impairment had not been recognized.
Dismissal of financial assets
The Company dismisses a financial asset only when the contractual rights expire over the cash flows of the financial asset or transfers in a substantial manner the risks and benefits inherent to the property of the financial asset.
d. Derivative financial instruments
When deemed necessary The Company uses financial instruments to handle its exposition to the volatility’ in the interest rates, the price of aluminum, the dollar exchange rate and the price of gas. In Note 13 there is a more detailed explanation on this type of instruments.
The derivatives are initially recognized at a fair value on the date the contract is subscribed and later are re-measure at their fair value at the end of the period in which is reported.
The resulting earning or loss is recognized in the results.
A derivative with a reasonable positive value is recognized as a financial asset while a derivative with a negative reasonable value is recognized as a financial liability. A derivative is presented as long term asset or a liability if the date of maturity of the instrument is 12 months or more and its realization or cancellation within those 12 months is not expected.

e. Inventories and cost of sales
The inventories are valued at the lower of cost or net realizable value, using first-in, first-out method. The cost of sales is recognized at historical cost and is represented by the cost of the merchandise, including their costs of importation, freight, maneuvers, shipment and all necessary expenses for their availability for sale.
f. Properties, machinery and equipment
The properties, machinery and equipment maintained for their use in the production or supply of goods and services, for administrative purposes, are presented in the statement of financial position at their acquisition cost less accumulated depreciation for the case of acquired after the date of transition to IFRS and losses for impairment.
The depreciation is recognized to cancel the acquisition cost of the assets, less their residual value over their useful lives using the straight line method.
The projects in process for purposes of production, supply or administration are recorded at cost less any impairment loss. The cost includes professional fees and other costs directly attributable. The depreciation of these assets, the same as others, starts when the assets are ready for their planned use.
The estimates of useful lives, residual values and depreciation methods, are reviewed at the end of each reporting period; the useful lives used by The Company are as follows:

Years average
Buildings and installations	10 to 50 years
Machinery and equipment	5 to 30 years
Transportation equipment	5 years
Furniture and equipment	3 to 10 years

The profit or loss arising from the sale or retire of a fixed asset item, it is recognized in results and is calculated as the difference between the sale Price and the asset book value.
g. Intangibles and other assets, net
Acquired intangible assets
The acquired intangible assets are recognized at cost less the accumulated amortization and the accumulated loss due to impairment. The amortizations are recognized based on the straight line method over its estimated useful life. The estimated useful life and amortization method is reviewed at the end of each year, and the effects of any change in the registered estimation are recognized over a prospective base.
h. Impairment of the tangible and intangible assets
At the end of each period on which it is informed, The Company revises the book value of its tangible and intangible assets in order to determine if there is a sign that these assets have suffered any loss for impairment. If there is a sign, the recoverable amount of the asset is calculated in order to determine the amount of the loss due to impairment (in case there is one). When it is not possible to estimate the recoverable amount of an individual asset, The Company estimates the recoverable amount of the cash generating unit to which such asset belongs. When a reasonable base and consistent of distribution can be identified, the corporate assets are also assigned to the cash generating units.

The recoverable amount is the highest between the fair value less its cost of sale and the use value. While evaluating the use value, the estimated future cash flows are discounted to their present value using a discount rate before taxes that reflects the current evaluation of the market with respect to the value of money in the time and the specific risks of the asset, for which the future estimates of cash flows have not been adjusted.
If it is estimated that the recoverable amount of an asset (or cash generating unit) is lower than the book value, the book value of the assets (or cash generating unit) is reduced to its recoverable amount. The losses for impairment are recognized immediately in the results.
When a loss due to impairment is later reversed, the book value of the asset (or cash generating unit) the revised estimated value is increased to its recoverable amount, so the increased book value does not exceed the book value that would had been determined if a loss for impairment for such asset had not been recognized (or cash generating unit) in prior years. The revision of a loss for impairment is recognized immediately in the results.
i. Leasing
The leasing is classified as financial when the terms of the lease substantially transfer to the lessee all the risks and benefits inherent to the property. All the other leases are classified as operative. The Company has determined that the leases of buildings used to carry out its operation qualify as operating leases.
When a lease contract classified as operating lease has grace periods, these are registered as a liability for deferred income, and are recognized in each period as a reduction to the cost of rents over a straight line base. The payments for the lease rights are amortized according to the contract term.
The payments for rents of operating leases are charged to the result using the straight line method, during the term correspondent to the lease, except, if another systematic base results more representative for reflecting more adequately the lease benefits pattern for the user. The contingent rents are recognized as expenses in the period in which they are incurred.
j. Provisions
The provisions are recognized when The Company has a current obligation (whether legal or assumed) as a result of a past event, is probable that The Company has to settle the obligation, and a reliable estimate can be made of the amount of the obligation.
The amount recognized as provision is the best estimate of the necessary expenditure to settle the current obligation, at the end of the period on which it is informed, taking into consideration the risks and uncertainties that accompanying the obligation. When a provision is assessed using the estimated cash flows to settle the current obligation, its book value represents the current value of such cash flows.
When it is expected that the recuperation by a third party of some or all the economic benefits required to settle a provision, an account receivable is recognized as an asset if its practically sure that it will receive the expenditure and the amount of the account receivable can be reliably assessed.
k. Financial liabilities
The financial liabilities include the bank loans and credits; they are initially valued at a fair value.
Subsequently they are valued at amortized cost using the effective interest method, and the expenses per interest are recognized over an effective return base.

Reduction of financial liabilities
The Company reduces the financial liabilities if, and only if, the Company’s obligations are fulfilled, cancelled or expired.
l. Employees benefits
The direct benefits to employees are valued in proportion with services rendered, considering current wages. The corresponding liability is recognized as it is earned. Includes mainly employee profit sharing payable (PTU), compensated absences, such as vacations and vacation premiums and incentives.
In the case of defined benefit plans, the cost of such benefits is determined using the projected unit credit method, with actuarial assessments carried out at the end of each informed period. The actuarial profits and losses exceeding 10% of the greater amount between the current value of the defined obligations for benefits of The Company and the fair value of the assets in the final plan of the previous year, they are amortized over the estimated average labor life of the employees that participate in the plan. The costs of past services are recognized immediately as the benefits are acquired; or on the contrary, they are amortized using the straight line method over the average period until the benefits become acquired.
The obligations for benefits at retirement recognized in the statement of financial position, represent the current value of the obligation of defined benefits, adjusted by the non-recognized actuarial earnings and losses and the costs of non-recognized past services less the reasonable value of the plan’s assets. Any asset that arises from this calculus is just for the non-recognized actuarial losses and the costs of past services, plus the current value or refunds and reductions of future contributions to the plan.
m. Taxes on earnings
The expense for tax on earnings represents the sum of the incurred payable tax on earnings and the deferred taxes.
Incurred taxes
Income tax (ISR) and the flat rate business tax (IETU), are recorded in the results of the year in which they are accrued. The incurred tax is the greater between both of them. These are based on the tax profits and the cash flows of each year respectively. The tax profit differs from the net income reported in the statement of comprehensive income, due to the taxable or deductible profits or expenses items and items that will never be taxable or deductible. The liability of The Company for incurred taxes is calculated by using the tax rates announced at the end of the informed period. For the ISR rate is 30% for 2012 and subsequent. For the IETU the rate is 17.5% as of 2010 and until 2013. The IETU was abrogated starting on January 1, 2014.
Deferred taxes
The deferred tax is recognized over the temporary differences between the book value of the assets and liabilities included in the consolidated financial statements and the corresponding tax basis included to determine the tax profit. The liability for deferred tax is generally recognized for the temporary tax differences. A deferred tax asset will be recognized for all the deductible temporary differences, as it is probable that the entity arrange future tax profits against those can apply the deductible temporary differences. These assets and liabilities are not recognized if the temporary differences arise from the goodwill or the initial recognition (different from the combination of business) of other assets and liabilities in an operation that does not affect the tax profit or the accounting profit.

The book value of an asset for deferred taxes is subject to revision at the end of each informed period and could be reduced as it is determined probable that there will not be any taxable profits enough to allow the recuperation partial or total of the asset.
The assets and liabilities for deferred taxes are valued by using the rates expected to apply in the period in which the liability is paid or the assets are materialized based on the rates (and tax laws) approved or substantially approved at the end of the reported or informed period. The valuation of the assets or liabilities for deferred taxes reflects the tax consequences that will derived in the way the Company expects, at the end of the informed period, recuperate or settle the book value of its assets and liabilities.
n. Employee Profit Sharing (PTU)
The PTU is registered in the results of the year in which is incurred and is presented in the comprehensive statement of income.
o. Revenue recognition
Revenue is calculated at the fair value of the consideration received or receivable, taking into consideration the estimated amount of customer returns, rebates or other similar discounts.
The income for sale is recognized in the results when the client takes possession of the good or when the merchandise have been delivered, time in which it is considered that the following conditions are fulfilled:
The Company transferred to the buyer the significant risks and benefits derived from the property of the goods.
The Company does not have a continuous involvement, nor maintains an effective control on the goods.
The income can be measured confidently.
It is probable that the economic benefits flow in the entity.
The incurred or possibly incur costs can be measured confidently.
p. Contingencies
The important obligations or losses related with contingencies are recognized when there is the possibility that its effects are materialized and there are reasonable elements for their quantification. If these reasonable elements do not exist, their disclosure is included in a qualitative manner in the notes to the financial statements (Note 20). The revenue, profits or contingent assets are recognized at the time in which there is a practically an absolute certainty of their realization.
q. Comprehensive income
It is the modification of the stockholders’ equity during the year for concepts that are not contributions, reductions and distributions of capital; it is formed by net profit of the year plus other items that represent a profit or loss from the same period, which are presented directly in the comprehensive income without affecting net income for the period.
r. Classification of costs and expenses
The costs and expenses reflected in the statement of comprehensive income were classified according to their function.

s. Transactions in foreign currency
The functional currency of The Company is the mexican peso, however, Almexa and IMASA has been classified with functional currency dollar, due to IMASA sells in such currency and Almexa made the majority of its sales in U.S. dollars. The transactions in foreign currency are registered at the exchange rate in force on the date of the transaction. The balances of the monetary assets and liabilities are adjusted in a monthly basis at the exchange rate published in the Federation Official Gazette. The effects of the exchange fluctuations are registered in the statement of income.
t. Income per share
The basic income per ordinary share is calculated by dividing the majority net profit between the weighted averages of ordinary shares in circulation during the period.
u. Combinations of businesses
The acquisition of subsidiaries and businesses is registered using the purchase method. The consideration for each acquisition is valued at a fair value (on the date of exchange) of the granted assets, incurred or assumed liabilities and the capital instruments issued by The Company in exchange for the control of the acquired. The costs related with the acquisition are recognized in the results when incurred.
If it applies, the consideration for the acquisition includes any asset or liability originated by a contingent consideration agreement, valued at its fair value on the date of acquisition. The later changes in such fair value are adjusted against the cost of acquisition where they are classified as adjustments of the valuation period (as mentioned later). All other changes in the reasonable value of the contingent consideration are classified as an asset or liability according to the corresponding IFRS. The changes in the fair value of the contingent consideration classified as capital are not recognized.
In the case of a combination of business for purchase in stages, the previous investment of the Company in the capital of the acquired is re-measured at its fair value on the date of acquisition (that is, the date in which the Company obtains control) and the resulting profit or loss, if exist, is recognized in the results. The amounts resulting from the participation in the acquired previous to date of acquisition that had been previously recognized in the other comprehensive income are reclassified to the results, as long as such treatment was appropriate in case that participation was sold.
The identifiable assets, liabilities and contingent liabilities of the acquired comply with the conditions of recognition according to the IFRS 3 are recognized at their fair value on the date of acquisition, except for the assets or liabilities for deferred tax and the assets or liabilities related with the agreements of Employees benefits are recognized and valued in accordance with the IAS 12 Income to profits and the IAS 19 Employees benefits, respectively.
If the initial recognition of a business combination has not been complemented at the end of the informed period, in which the combination occurs, The Company reports provisional amounts for the items whose recognition is incomplete. During the period of valuation, the acquirer recognizes adjustments to the provisional amounts or recognizes additional assets or liabilities necessary to reflect the new obtained information on facts and circumstances existed on the date of acquisition, and if recognized, would have affected the valuation of amounts recognized in that date.
The valuation period is the period from the date of acquisition until The Company obtains complete information on the facts and circumstances existed to the date of acquisition – which is subject to a maximum of one year.

Goodwill - the goodwill arising from a combination of business is recognized as an asset on the date in which the control is acquired (date of acquisition). The goodwill is valued as the excess of the sum of transferred consideration, the amount of any non-controlling participation in the acquired and the fair value of the participation of the acquirer in the stockholders ‘equity of the acquired previously possessed (in its case) over the net fair value at the date of acquisition of the acquired identifiable assets and the assumed liabilities.
If, after the re-evaluation, the participation of The Company in the fair value of the identifiable net assets of the acquired exceed the sum of the transferred consideration, the amount of any non-controlling participation and the fair value of participation of the acquirer in the stockholders’ equity of the acquired previously possessed by the acquirer (if it is the case), such excess is recognized immediately in the statement of income as a profit for a purchase at a bargain price.
The goodwill is not amortized but reviewed due to impairment at least every year. For purposes of evaluating the impairment, the goodwill is assigned to each one of the cash generating units of The Company that expects to obtain benefits from the synergies of this combination. The cash generating units to which the goodwill is assigned to are subject to annual assessments for impairment or with more frequency, if there is an indication that the unit could have suffered impairment. If the recoverable amount of the cash generating unit is less than the amounts in books of the unit, the loss for impairment is assigned first in order to reduce the amount in books of the goodwill assigned to the unit and then in a proportional manner to the other assets in the unit, taking as a base the amount in books of each asset in the unit. The loss for impairment recognized for purposes of goodwill cannot be reversed in a later period.
In the case of selling a subsidiary, the amount attributable to the goodwill is included in the calculation of the profit or loss for sale.
5. Critical accounting judgments and main estimates
In the application of The Company’s accounting policies, which are described in Note 4, the administration of The Company must make judgments, estimates and assumptions on the amounts in books of the assets and liabilities. The relative estimates and assumptions are based on the historical experience and other factors considered as relevant. The actual results could differ from that estimates.
The underlying estimates and assumptions are reviewed continuously. The revisions to the accounting estimates are recognized in the period of revision and future periods if the revision affects the current period as well as subsequent periods:
Main estimates
Following are the main estimates performed as the date of the statement of financial position are presented:
a. Determination of tax on earnings
Until December 2013, The Company determined the deferred taxes to the profits based on financial projections of what it would incur in tax in the future, whether income tax (ISR) or Flat Rate Business Tax (IETU). The rate for the ISR as of 2010 and after is 30%. The IETU rate since 2010 and until 2013 was 17.5%.
Through a decree published in the Federation Daily Gazette on December 11, 2013, the IETU Law was abrogated. Derived from the abrogation of the IETU Law, the deferred assets or liabilities created by the temporary differences between assets and liabilities and tax items for said tax, must be cancelled, therefore, create the deferred asset or liability that is generated by the temporary differences between accounting and tax items in a future, accumulative or deductible for the Company based on the ISR calculus. Said procedure, resulted in a decrease effective rate of taxes to profits as it can be seen in Note 17.

b. Estimation of useful lives and residual values of properties, machinery and equipment
The Company revises the estimated useful life and the residual values of properties, machinery and equipment at the end of each annual period. During the period, it was not determined that the useful life and residual values have to be modified since according with the evaluation from The Company’s administration, the useful lives and the residual values reflect the economic conditions of the operative environment of The Company.
c. Valuation of assets and liabilities acquired in a business combination
As described above, The Company acquired the assets and liabilities of Almexa in a business combination. The determination of the fair values of the acquired assets and liabilities, require that the administration of The Company determines the assumptions and models of valuation appropriate for each type of acquired asset and/or liability. The Company engaged and independent expert to perform this valuation.
6. Cash and cash equivalents
The cash and cash equivalents at the end of the informed period as shown in the statement of cash flows can be conciliated with the related items in the statement of financial position as follows:

2013 2012
Cash on hand and banks $18,397,465 $8,559,155
Cash equivalents 7,741,625 9,231,896
Total $26,139,090 $17,791,051

7. Clients and other accounts receivable

2013 2012
Accounts receivable $508,266,243 $597,644,174
Less, allowance for doubtful accounts (25,027,564) (24,988,564)
Reserve for discount on sales (3,848,482) (5,197,906)
479,390,197 567,457,704
Other accounts receivable 65,648,222 22,216,669
Total $545,038,419 $589,674,373

The average credit term on the sale of goods is 74 days for 2013 and 73 days for 2012. There is no charge for interests over the accounts receivable to clients after the invoicing.

Before accepting any new client, The Company carries out a loan analysis, in accordance with its policies to grant the credit line, in some cases uses an external credit grading system.
From the total of The Company’s portfolio, 52% on 2013 and 41% on 2012 is insured, only those sales considered a greater risk due to the client’s profile.
In determining the recoverability of a receivable, The Company considers any change in the credit quality of the account from the date credit was initially granted up to the end of the period on the reporting.
Change in the estimate for doubtful accounts:

2013 2012
Balances at the beginning of the year $30,186,470 $19,639,914
Increase to the reserve due to incorporation of figures of Almexa 11,646,998
Decrease in reserve (915,600)
Amounts applied to the reserve during the year (394,824) (1,100,442)
Balances at the end of the year $28,876,046 $30,186,470

8. Inventories

2013 2012
Finished goods $270,017,667 $260,547,058
Work in process 105,584,824 132,571,862
Raw materials 307,441,539 343,710,952
683,044,030 736,829,872
Less allowance for inventories that are obsolete and slow moving (27,842,603) (33,475,604)
Total $655,201,427 $703,354,268

Change in allowance for obsolete and slow moving:

2013 2012
Balance at the beginning of the year $33,475,604 $15,264,854
Increase to the reserve due to incorporation of figures of Almexa 18,210,750
Decrease in reserve (5,633,001)
Balance at end of year $27,842,603 $33,475,604

9. Financial assets available for sale
As of December 31, 2013 and 2012, The Company had 670,643 of Lifetime Brands, Inc. common stock, whose valuation, according to what is established in the IFRS-5 was adjusted at fair value based on the market value and which corresponds to an amount of $ 137,827,596 and $ 92,258,257, respectively.

10. Properties, machinery and equipment, net

Las propiedades, maquinaria y equipo se integran como sigue:

	2013	2012
Machinery and equipment	$ 1,289,808,022	$ 1,286,087,953
Buildings and installations	163,297,955	143,758,146
Transportation equipment	29,969,119	31,517,847
Furniture and equipment	72,506,756	66,768,739
Reserve	(11,291,000)	(13,689,628)
Accumulated depreciation	(758,177,138)	(710,136,249)
	786,113,715	804,306,808
Projects in process	128,702,480	96,670,693
Land	51,948,505	51,948,505
Total	$ 966,764,700	$ 952,926,006

a. For the year ended on December 31, 2013

	2012	Adquisitions	Reduction	Conversion	2013
Machinery and equipment	$ 1,286,087,953	$ 46,888,137	$ (28,978,074)	$ (14,189,994)	$ 1,289,808,022
Buildings and installations	143,758,146	26,576,468	(5,203,260)	(1,833,399)	163,297,955
Transportation equipment	31,517,847	1,631,360	(2,844,084)	(336,004)	29,969,119
Furniture and equipment	66,768,739	7,092,777	(544,227)	(810,533)	72,506,756
Projects in process	96,670,693	97,707,132	(65,677,344)		128,702,481
Land	51,948,505				51,948,505
Reserve	(13,689,628)		2,398,628		(11,291,000)
	1,663,062,255	179,895,874	(100,846,361)	(17,169,930)	1,724,941,838
Depreciation:					
Machinery and equipment	(35,637,745)	(4,242,195)			(39,879,940)
Buildings and installations	(603,997,845)	(70,265,141)	31,252,249		(643,010,737)
Transportation equipment	(22,990,735)	(928,777)	1,071,751		(22,847,761)
Furniture and equipment	(47,519,924)	(4,928,776)			(52,438,700)
	(710,136,249)	(80,364,889)	32,324,000		(758,177,138)
Total net	$ 952,926,006	$ 99,530,985	$ (68,522,361)	$ (17,169,930)	$ 966,764,700

b. For the year ended on December 31, 2012:

	2011	Incorporation Almexa	Adquisitions	Reduction	Conversion	2012
Machinery and equipment	$ 827,714,535	$ 423,739,100	$ 59,803,888	$ (10,985,259)	$ (14,184,311)	$ 1,286,087,953
Buildings and installations	149,627,166		18,573,985	(22,898,966)	(1,544,039)	143,758,146
Transportation equipment	31,155,774	54,000	1,131,084	(484,067)	(338,944)	31,517,847
Furniture and equipment	66,565,266	1,315,000	7,749,733	(8,143,372)	(717,888)	66,768,739
Projects in process	45,643,311	24,581,000	26,446,382			96,670,693
Land	55,271,463		208,000	(3,530,958)		51,948,505
Reserve	(7,302,008)	(8,761,225)		2,373,605		(13,689,628)
	1,168,675,507	440,927,875	113,913,072	(43,669,017)	(16,785,182)	1,663,062,255
Depreciation:						
Machinery and equipment	(38,667,414)		(3,285,146)	6,314,815		(35,637,745)
Buildings and installations	(569,422,418)	(7,019,006)	(36,125,691)	8,569,270		(603,997,845)
Transport equipment	(22,571,456)	(16,894)	(637,633)	235,248		(22,990,735)
Furniture and equipment	(49,238,512)	(281,182)	(2,991,984)	5,001,754		(47,509,924)
	(679,899,800)	(7,317,082)	(43,040,454)	20,121,087		(710,136,249)
Total net	$ 488,775,707	$ 433,610,793	$ 70,872,618	$ (23,547,930)	$ (16,785,182)	$ 952,926,006

20

As a guarantee of the credits granted by Scotiabank Inverlat, S.A. The Company constituted an industrial mortgage and IMASA, constituted a civil and industrial mortgage.

To guarantee the credit issued by Bancomext was created on Almexa an industrial mortgage.

The amount of depreciation for the period from January to December 2013 and 2012 against income was $ 80,364,889 and $ 50,357,535, respectively.

11. Intangibles and other assets, net

	2013	2012
Brands	$ 11,948,332	$ 11,948,332
Accumulated amortization	(1,808,380)	(1,213,521)
Total	$ 10,139,952	$ 10,734,811
Installation costs	$ 741,000	
Accumulated amortization	(47,000)	
Total	$ 694,000	

The amortization for the period from January to December 2013 and 2012 charged to income was $ 641859 and $ 244,167, respectively.

12. Loans from banking institutions

The bank loans as of December 31, 2013 and 2012 are formed as follows:

				2013	
				Thousands of Mexican pesos	
Institution	Type of loan	Maturity	Interest rate	Short term	Long term
Scotiabank Inverlat	Mortgage	31-01-2017	10.28%	$ 6,000,000	$ 13,500,000
Scotiabank Inverlat	Current account	31-01-2017	6.59%	50,704,778	
Scotiabank Inverlat	Simple credit	18-10-2017	6.59%	9,091,000	27,272,727
Bancomext (1)	Mortgage	29-10-2021	2.75%	16,142,639	435,851,745
				$ 81,938,417	$ 476,624,472

				2012	
Scotiabank Inverlat	Mortgage	31-01-2014	10.28%	$ 6,000,000	$ 19,500,000
Scotiabank Inverlat	Current account	31-01-2014	7.65%	73,002,386	
Scotiabank Inverlat	Simple credit	18-10-2017	7.65%	9,091,000	36,363,703
Bancomext (1)	Mortgage	29-04-2020	2.86%		448,515,000
				$ 88,093,386	$ 504,378,703

(1) Bancomext granted IMASA a term extension for the payment of six quarters going from 24 to 30 quarterly amortizations.

21

13. Risk management
a. Significant accounting policies
The details of the significant accounting policies and adopted methods (including recognition criteria, basis for valuation and the basis of recognition of income and expenses) for each type of financial asset, financial liability and capital instruments are disclosed in Note 4.
The Company has created a Risk Management Committee, which is conformed by first level executives and is in charge of authorizing all the hedges operations they want to contract, observing for that, the lineaments established by the Board of Directors
b. Categories of financial instruments and risk management policies.

Risk 2013 2012
Financial assets:
Cash and cash equivalents (i) $26,139,090 $17,791,051
Accounts receivable (i) 479,390,197 567,457,704
Notes receivable (i) 65,648,222 22,216,669
Documents receivable (i) 32,430,000
Financial liabilities:
Loans from financial institutions (ii) (iii) 558,562,889 592,472,089
Accounts payable to suppliers (ii) (iii) 145,184,382 190,862,486
Documents payable (ii) (iii) 24,670,564 24,670,564

The assets and liabilities of The Company are exposed to diverse economic risks that include:
(i) Credit risk.
(ii) Liquidity risk.
(iii) Market financial risks.
The Company tries to minimize the potential negative effects of the risks above mentioned in its financial performance through different strategies which are described next:
Credit risk management
The credit risk refers to the risk that the opposing parties do not fulfill their contract obligations resulting in a loss for The Company. In the case of The Company, the main credit risk arises from the cash and equivalents of the accounts receivable to clients and the other accounts receivable. Regarding the cash and equivalents, The Company has as a policy, to carry out transactions only with well recognized and high credit quality institutions. Regarding the accounts receivable, The Company has policies for granting loans, which are mentioned in Note 7. The maximum exposition of the loan risk is represented with the cash and accounts receivable recognized in the statement of financial position.
Liquidity risk management
It is the risk that The Company find difficulty in complying with its obligations associate with financial liabilities, which are paid in cash or other financial instrument.
The Company manages the liquidity risk by investing its cash excess in investment instruments without a risk to be used at the time The Company requires them. Additionally, it has continuous vigilance of projected and real cash flows.

The following chart shows the contractual maturity of the financial liabilities of The Company based on the payment periods:

As of December 31, 2013
Less than 1 year More than 1 year and less than 3 More than 3 years Total
Loans from financial institutions $81,938,417 $88,295,499 $388,328,973 $558,562,889
Suppliers 145,184,382 145,184,382
Documents payable 24,670,564 24,670,564
Total $251,793,363 $88,295,499 $388,328,973 $728,417,835
Al 31 de diciembre de 2012
Loans from financial institutions $88,093,386 $162,541,348 $341,837,355 $592,472,089
Suppliers 190,862,486 190,862,486
Documents payable 24,670,564 24,670,564
Total $278,955,872 $187,211,912 $341,837,355 $808,005,139

Market risk
It is the risk that the fair value or the future cash flows of a financial instrument, fluctuate as a result of changes in the market prices.
The activities of The Company are exposed mainly to financial risks of changes in interest rates, type of Exchange and changes in the aluminum Price.
Risk management of the interest rate
The Company is exposed to risks in the interest rate, due to the fact that it maintains loans with financial institutions at a TIIE rate and LIBOR rate. With the purpose of managing this risk, The Company has a policy of monitoring the interest rates to assess the possibility of contracting a hedge.
The sensibility analysis determined by The Company is prepared based on the exposition to the interest rates in the loans. For that, it is preparing an analysis assuming that the amount of the pending liability pending at the end of the informed period has been the pending liability for the whole year.
Exchange risk management
The Company carries out transactions in foreign currency; consequently is exposed to fluctuations in the exchange rate. In order to manage this risk, The Company has the policy of monitoring the exchange rates of the mexican peso versus the US dollar to evaluate the possibility of contracting a hedge.
The sensibility analysis determined by The Company is prepared based on the exposition to the exchange rate of the peso to the US dollar. For that, an analysis is prepared assuming that the amount of the position in foreign currency at the end of the informed period has been the same for the whole year.

Risk management for the aluminum price
The Company makes aluminum purchase transactions, as there are variations determined by the market in the price of this raw material The Company is exposed to fluctuations in the aluminum price. With the purpose of managing this risk, The Company in its consumer products division has the policy of using hedges that will allow it to mitigate the volatility of aluminum prices, being all the hedge operations carried out to be strictly linked to the regular business’ operation, and not carrying out operations with speculative purposes.
The sensibility analysis determined by The Company is prepared based on the exposition to changes in the aluminum price. For that, an analysis is prepared assuming that the amount of the account payable to suppliers of aluminum at the end of the informed period has been the same for the whole year.
Reasonable value of the financial instruments
The reasonable value of the financial instruments arranged by The Company, which were subject expiration during the financial years 2013 and 2012, was determined by The Company using available information in the market or other valuation techniques that require a judgment to develop and interpret the estimates of reasonable values, likewise, uses assumptions based on the market conditions in each of the dates in the statement of financial position. Therefore, the amounts estimated and are presented, are not necessarily indicative of the amounts that The Company could make in a real market interchange. The use of different assumptions and/or methods of estimation could have a material effect in the estimated amounts of reasonable value.
The financial instruments measured after the initial recognition at fair value are grouped in the levels shown next, that covers the degree in which a fair value is observed.
Level 1, the valuations of fair value are those derived from the quoted prices (no adjusted) in the active markets for identical assets or liabilities;
Level 2 the valuation of fair value are those derived from indicators different from the quoted prices included in level 1, but include indicators observables for an asset or liability, whether is directly or indirectly to quoted prices, that is, derived from these prices; and
Level 3 the valuations of fair value are those derived from valuation techniques that include the indicators for the assets or liabilities not based on the observable market information (non observable indicators).
The amounts of cash and cash equivalents of The Company, as well as the accounts receivable and payable from related parties, are closer to their reasonable value because they have short term maturity.
The derived financial instruments and the investments in shares available for sale are recorded at their fair value; classified as a Level 1 and Level 2 respectively.
As of December 31, 2013 and 2012 the Company has current derivative financial instruments, contracts, which at fair value represent an account receivable in favor of the Company in the amount of $ 48,995. The company did not possess such contracts.

The long term debt of The Company is recorded at its amortized cost and, consists in debt that generate interests at fixed and variable rates related to market indicators. To obtain and disclose the fair value of the long term debt the market quote prices or quotes from operators for similar instruments are used. Except for the long term debts which are detailed in the chart below, The Company consider that the book value of the financial assets and liabilities and recognized at amortized cost is close to their fair values:
As of December 31, 2013
Book value Fair value
Scotiabank Inverlat - Mortgage $19,500,000 $19,502,260
Bancomext - Mortgage 451,994,384 419,835,398
Total $471,494,384 $439,337,658
Al 31 de diciembre de 2012
Book value Fair value
Scotiabank Inverlat - Mortgage $25,500,000 $26,031,923
Bancomext - Mortgage 448,515,000 409,971,429
Total $474,015,000 $436,003,352
14. Provisions
The provisions as of December 31, 2013 and as of 2012 are as follows:
2013 2011
Bonus $7,374,460 $8,756,498
Decommissioning of fixed assets 8,680,510 8,680,455
Electric energy 6,562,860 6,136,818
Advertising 10,626,223 5,632,616
Loan interest 3,026,864 3,276,191
Gas 3,729,969 3,146,678
Royalties 1,002,013 1,899,735
Audit 1,551,518 1,038,839
Maintenance 804,416
Commissions 519,872
Other provisions 28,593,190 31,749,049
$71,147,607 $71,641,167
15. Documents payable
In May 2011, IMASA held a public deed for purchase-sale with dominion reserve with Tavistock Investment Group, S.A. de C.V. (Tavistock), for the acquisition of a Building next to its facilities for the amount of $ 34,870,563, from which $10,200,000 were paid on the signing of the deed and $ 24,670,564 had to be paid no later than January 31, 2014. On January 30, 2014 IMASA paid the pending amount for the acquisition of said building.

16. Employee benefits
The Company has a liability to cover payments for seniority premiums, retirement plans, which are determined by actuarial studies, using the projected unit cost method. The actuarial calculus as of December 31, 2013 and 2012, are as follows:
2013
Seniority premium Retirement plan Total
Obligations for defined benefits $8,602,971 $14,825,752 $23,428,723
Liability recognized in the statement of financial position at the end of the year $8,602,971 $14,825,752 $23,428,723
Net cost of the period:
Labor cost of current service $1,081,172 $1,721,919 $2,803,091
Financial cost 501,649 1,477,838 1,979,487
Labor cost of the past service 7,731 (5,166,247) (5,158,516)
(Profit) loss actuarial, net (676,565) (3,395,352) (4,071,917)
Net cost for the period $913,987 $(5,361,842) $(4,447,855)
Discount rate 7.50% 7.50% 7.50%
Salary increase rate 5.31% 5.31% 5.31%
Minimum wage increase rate 4.27% 4.27% 4.27%
Period of amortization of items pending to amortize 4 años 4 años 4 años
2012
Seniority premium Retirement plan Total
Obligations for defined benefits $7,920,784 $22,355,586 $30,276,370
Liability recognized in the general balance at the end of the year $7,920,784 $22,355,586 $30,276,370
Net cost of the period:
Labor cost of current service $740,857 $1,056,385 $1,797,242
Financial cost 415,562 776,765 1,192,327
Labor cost of the past service 1,684,677 8,711,457 10,396,134
(Profit) loss actuarial, net (761,368) 855,203 93,835
Net cost for the period $2,079,728 $11,399,810 $13,479,538
Discount rate 6.50% 6.50% 6.50%
Salary increase rate 5.31% 5.31% 5.31%
Minimum wage increase rate 4.27% 4.27% 4.27%
Period of amortization of items pending to amortize 4 años 4 años 4 años

17. Tax on earnings
According to the current tax legislation, from 2008 and until 2013, the companies must pay the tax that result greater between the ISR and the IETU. As of 2010 and after, the ISR rate 30%. The IETU rate was 17.5% from 2010 to 2013. As of January 1, 2014, the IETU Law was abrogated, thus, from that date only the incurred ISR will be paid.
a. Income Tax
The accounting result differs from the tax result mainly due to the effect of permanent differences, basically, in items included in the statement of income to reflect the effects of inflation and the temporary differences that affect accounting and taxable income in different periods.
The Company follows the practice of recognizing the effects of the deferred taxes, the determination of deferred ISR and IETU was made through the assets and liabilities method, which compares the tax and book values of them, from this comparison there are temporary differences to which the corresponding tax rate is applied. Deferred IETU was calculated until December 31, 2012. From the 2013 fiscal closing as mentioned previously, the INIF 20 indicates that said deferred asset or liability must be cancelled and instead create a deferred asset or liability for the ISR.
As of December 31, 2013 and 2012 the net charge to the results for the concept of taxes, is as follows:
2013 2012
Incurred ISR $32,641,826 $49,997,575
Incurred IETU 8,367,739 (26,356,371)
Deferred ISR and IETU (43,492,299) 17,943,214
IA benefit crediting (2,374,989) (2,876,029)
$(4,857,723) $38,708,389
The effects of the temporary differences that originate deferred taxes as of December 31, 2013 and 2012, are as follows:
2013 2012
Income tax:
Properties and equipment $(46,853,391) $(44,640,740)
Accumulative inventories (Almexa) (42,907,811) (42,195,625)
Provisions 41,145,538 32,946,257
Tax on assets pending to recuperate 5,748,282 7,804,833
Valuation of financial assets available for sale (34,974,994) (21,304,196)
Tax losses 31,721,926 2,052,072
Advance payment to clients 19,231 589,985
Deferred ISR (46,101,219) (64,747,414)
Flat rate business tax:
Accounts receivable (13,194,178)
Accounts payable 5,060,478
Tax credits 1,463,869
Deferred IETU (6,669,831)
Deferred liability $(46,101,219) $(71,417,245)

Change in deferred tax:
2013 2012
Opening balance $71,417,245 $44,074,632
(Debit) charges to income (43,492,299) 17,943,214
Effect of valuation of assets available for sale 13,670,798 6,389,228
Effect of foreign currency translation 4,505,475 3,010,171
$46,101,219 $71,417,245
Determination of the effective rate:
2013 2012
Expected expenditure 30% 30%
Increase (decrease) resulting from:
Inflationary effects 2%
Effect of higher flat taxISR 11% 1%
Inventory cumulative 2%
Not cumulative, net income (10)% (18)%
Tax incentive FIDECINE (6)%
Credit by IMPAC (3)% (1)%
Effect IETU greater than ISR (15)% 1%
Tax loss (21)%
Other, net 4% (5)%
Effective rate (6)% 8%
For the determination of the deferred ISR as of December 31, 2013, the Company applied the temporary differences to the applicable rates of the ISR or IETY Laws in force for that period. As of December 31, 2013, the deferred effect calculated for the IETU was substituted for the deferred effect of the ISR.
The deferred asset tax corresponds to the tax that has been paid in excess over the incurred ISR and that could be subject to refund or compensation according to the current tax dispositions.
To evaluate the recuperation of the deferred assets, the administration considers the probability that one part or the total of them will not be recuperated. The final realizations of the deferred assets depend on the generation of taxable profit in the periods in which the temporary differences are deductible. While carrying out this evaluation, the administration considers the expected reversion of the deferred liabilities, the projected taxable profits and the planning strategies.
b. Tax on assets
Until December 31, 2006 the tax on assets (IA) Law established that a tax rate of 1.8% over the updated assets, be deducted from certain liabilities. In 2007 the rate was 1.25%, without any deduction.
As of December 31, 2007 the IA incurred in excess of the ISR of the year could be recoverable in the following ten years, updated for inflation, as long as in some of such years the ISR exceeded the IA. Likewise, the incurred ISR in excess of the IA of the year could be credited with the incurred IA in the following three years.

As of December 31, 2011 the Company has the following recoverable IA:

Year of origin	Year of prescription	Amount in pesos
2004	2014	$ 2,942,588
2005	2015	2,805,694
		$ 5,748,282

c. Flat Rate Business Tax

On October 1, 2007 the new laws were published and several tax laws were also modified, as well as a presidential decree on November 5, 2007, that were applicable as of January 1, 2008, among them: (i) the derogation of the IA Law and (ii) a new tax called IETU, which contemplates its cash flows base and with certain restrictions for authorized deductions, besides granting tax credits related mainly with inventories, taxable salaries for the ISR and contributions to the social security, tax losses originated by immediate deduction, IA recoverable and deductions related with investments in fixed assets, expenses and deferred charges.

According to the above, as of 2008 and until 2013 the companies should pay the tax that result greater between the IETU and the ISR. In the cases the IETU was paid, its payment is considered definite, not subject to the recuperation in later years

d. Tax to Cash Deposits

In 2013 and 2012 the Tax on Cash Deposits (IDE), repealed as from January 2014, was incurred at a rate of 3% over the cash deposits that exceeded in a monthly accumulated manner $ 15,000, taking into consideration that it was applicable for each institution of the Mexican financial system. The IDE could be creditable against the ISR in the same year, and if it is the case, against the IRS withheld to third parties. The Company has credited the IDE against the incurred ISR in both years.

g. On December 11, 2013 several modifications to the tax laws were published, which will into force on January 1, 2014. Among the most important modifications the following are mentioned:

ISR

- The ISR Law was abrogated until December 31, 2013 and a new law came into force.
- Expenses that are also income exempt for workers, included the social security benefits, will be deductible for up to 53% of payments made, the difference must be considered as a non-deductible expense.
- Profits generated starting in 2014 that will be distributed to the shareholders will be subject to a 10% withholding of the ISR, as long as they come from the CUFIN.
- The ISR will be 30% for the following years, instead of 29% for the Income Law of the Federation for 2014 and 28% for 2015 and subsequent years.
- For purposes of the PTU provides that the basis for this determination, the same base that was considered for determining the ISR, with the exception of the following: decline in PTU paid exercise, decreased tax losses amortized , free for non-deductible depreciation and historical worker who had had real asset, immediately deducted in previous years wages.

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IETU
The IETU Law is abrogated, so, only the ISR will be incurred.
IDE
The IDE Law is abrogated. Added Value Tax (IVA)
The IVA rate is increased to 16% in border regions, which corresponds to the rest of the country.
The temporary importations will incurr IVA at the time of internation.
18. Stockholders’ equity a. Capital stock
As of December 31, 2013 and 2012 the capital stock of the Company for an amount of $ 346,692,855 is represented by a unique series of 87,166,000 nominative ordinary shares, without expressing nominal value, totally paid and subscribed.
Net income for the year is subject to a legal requirement that 5% thereof be transferred to a legal reserve until is equal to 20% of the capital stock as established by the Mexican General Law of Commercial Companies Corporations.
For the distributed profits that have not previously paid taxes, the Company must pay the ISR relative to the profits subject to distribution of dividends, at the current tax rate. In case of reduction of capital, the excess of stockholders’ equity over the updated contributions according with the procedures established by the ISR Law, it will be treated as if it was a dividend.
On April 30, 2013, the Annual Stockholders ordinary and extraordinary Meeting was held, in which it was approved the net profit for the year 2012 and its application, likewise, a decree of dividends was approved for an amount of $ 23,534,820, of which $ 23,502,086 were paid, because The Company as of that date had 119,250 repurchased shares, which did not receive the payment of the respective dividends.
Likewise, in the Extraordinary Assemble held on April 30, 2013, it was approved on July 1, 2013, to carry out the necessary acts to implement the merger of the Company with its subsidiary Ekco Querétaro, S.A. de C.V., the first one as controller and the second one as controlled companies, whose merger will begin between the parties starting on the mentioned date.
On April 30, 2012, the Annual Stockholders Meeting was held, in which it was approved the net profit for the year 2011 and its application, likewise, a decree of dividends was approved for an amount of $ 19,177,000, from which $ 18,975,371 were paid, because The Company as of that date had 914,270 repurchased shares, which did not receive the payment of the respective dividends.
Restrictions to stockholders’ equity
The updated amount over the tax basis for the contributions made by the shareholders in the amount of $ 679,309,657 can be refunded to them without any tax, as long as such amount is equal or superior to the stockholders’ equity.

b. Repurchase of own shares
In a General Stockholders Meeting held on April 30, 2013, it was confirmed the reserve for the acquisition of shares property of The Company in the amount of $ 6,000,000 as the maximum amount of resources that The Company could set aside for the purchase of its own shares. Any profit or loss generated is registered in the premium for issuance of repurchased shares in the statement of changes in stockholders’ equity. As of December 31, 2013 and 2012, The Company had 223,310 repurchased shares in the amount of $ 3,894,990 and 98,977 repurchased shares in the amount of $ 1,705,694, respectively.
c. Comprehensive income
The comprehensive income that is presented in the statements of changes to the stockholders ‘equity, represents the result of the total activity of The Company during the year and is formed by the net profit of the year plus actuarial gains by labor obligations, the results for conversion of foreign currency and the effects of valuation of financial assets available for sale, as shown next, which, according to the IFRS, were carried directly to the stockholders’ equity.
2013 2012
Net income $80,044,281 $457,226,976
Actuarial gains on employee benefits 2,850,342
Result for conversion of foreign currency (25,255,375) (33,062,408)
Changes in the valuation of financial assets available for sale 31,898,537 (14,908,198)
$89,537,785 $409,256,370
d. Capital risk management
The Company manages its capital to assure that the entities in the Company will be able to continue as a running business while maximizing the returns to its shareholders through the optimization of balances in debt and capital. The general strategy of The Company has not been modified in comparison with 2012.
19. Related parties
In the course of its operations, The Company performs the following transactions with other companies that are related parties. These transactions are as follows:
December 31,
2012 2011
Expenses for
Property leasing:
Inmobiliaria Cuautitlan Santo Domingo, S.A. de C.V. $26,722,880 $25,897,933
Inmobiliaria Aquiles Serdan, S.A. de C.V. 3,752,131 7,702,479
Inmobiliaria San Martin Tulpetlac, S.A. de C.V. 12,489,380 7,066,940
Professional fees:
Fomento de Capital, S.A. de C.V. 6,988,594 6,402,762
Donations:
Fundacion para Nosotras las Mujeres, A. C. 1,388,084

Other concepts:			
Lifetime Brands, Inc. (services)		2,559,552	3,706,287
Lifetime Brands, Inc. (merchandise purchases)		703,186	1,439,900
Lifetime Brands, Inc. (royalties)		26,527	42,379
Finished product:			
Esmaltería San Ignacio, S.A. de C.V.		876,332	-
		$ 55,506,666	$ 52,258,680
Income from			
Fomento de Capital, S.A. de C.V. (administrative services)		$ 1,561,370	$ 1,501,210
Inmobiliaria Churubusco 1120, S.A. de C.V. (sale of property)	(1)		28,750,000
Inmobiliaria Aquiles Serdan, S.A. de C.V. (services)		600,000	900,000
Inmuebles Metro Park, S.A. de C.V. (administrative services)		300,000	
Lifetime Brands, Inc. (share in sales to Costco México)		3,327,415	73,914
Lifetime Brands, Inc. (royalties)		112,732	272,634
Esmaltería San Ignacio, S. A. de C. V.:			
(Materials)		138,714	
(Accrued interest)		258,140	
(Administrative services)		8,774,890	
		$ 15,073,261	$ 31,497,758

(1) This income corresponds to the sale of the Building located in the City of Queretaro by Ekco Queretaro, S.A. de C.V. (subsidiary of The Company) to Inmobiliaria Churubusco 1120, S.A. de C.V. The sale conditions establish the payment will be made no later than October 25, 2013 or before, if Ekco Queretaro, S.A. de C.V. delivers the building to Inmobiliaria Churubusco 1120, S.A. de C.V. before the payment deadline (the amount plus the Added Value Tax pending to collect is for $ 32,430,000). On the said date, Inmobiliaria Churubusco 1120, S.A. de C.V. made payment.

20. Contingencies

a. The Company and Ekco Queretaro, S.A. de C.V. granted an industrial mortgage in favor of Scotiabank Inverlat, S. A. for a credit obtained from that bank, additionally, IMASA constituted a civil and industrial mortgage.

b. To guarantee the loan granted by Bancomext an industrial mortgage was created on Almexa and guarantee truss on the shares of Almexa.

c. The Company presented an appeal for reversal against a tax credit for the assumed omission of the payment for $ 8,010,485 of discharge rights to the sewer ducts. The appeal for reversal was solved once the act was confirmed. However, the Company presnted a nulity suit before the Federal District Administrativ Court, which was solved through a sentence, which orders to revoke the previous sentence so that the suited authority issued a new resolution in which duly values the expert proof offered by the Company, later on the suited authority presented a review resource. The Company is waiting for the suited authority gives the duly treatment to the final sentence, issuing for that effect a new resolution in which the expert proof offered by the Company is correctly valued.

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e. The Company and its subsidiary companies have some trials in process derived from the operations carried out by them; none of these trials puts in jeopardy the continuity of their operations.

f. According to the current tax legislation, the authorities have the right to review up to five tax years previous to the last income tax return presented.

21. Commitments

a. The Company still has a lease contract for the building located in Av. 16 de Septiembre No. 31, Colonia Santo Domingo, Delegacion Azcapotzalco, Mexico, D.F. with Inmobiliaria Aquiles Serdan, S.A. de C.V. for a monthly rent of $ 44,954 US dollars. The validity of the contract is April 30, 2014 or before if the Company clears the building.

b. On November 25, 2008, The Company executed the leasing agreement of a property located at Av. 16 de Septiembre No. 346, Cuautitlan Mexico, State of Mexico by and between Inmobiliaria Cuautitlan Santo Domingo, S.A. de C.V. with a term of fifteen years with a monthly rent of USD$ 138,672, and a guarantee deposit equivalent to 6.5% of the value of the lease in time. The term is mandatory for the parties. In the month of January 2014, Inmobiliaria Cuautitlán Santo Domingo, S.A. de C.V. returned to the Company the amount of $ 5,949,029 equivalent to the third part of the deposit in guarantee granted in 2008.

c. On November 15, 2013, Almexa held a lease contract for the Building located on Vía Morelos N° 347, Colonia Santa María Tulpetlac, Estado de México with Inmobiliaria San Martin Tulpetlac, S.A. de C.V. Said contract establishes a validity of 15 years, a monthly rent of 169,000 American dollars, and mandatory lease term for the parties, among other conditions typical of this type of lease contracts.

22. Segmented information

As mentioned in Note 1, The Company has two business segments (i) division of industrial products that consists in the manufacturing of aluminum products, which are used as raw material in different industries and (ii) division of consumer products consisting in the manufacturing and sale of aluminum products for the kitchen as well as the commercialization of different products for the same market.

The figures for each business segment are shown below:

Industrial products division:

	2013		2012	
	Figures in thousands Mexican pesos	% over consolidated figures	Figures in thousands Mexican pesos	% over consolidated figures
Net sales	$ 1,146,541	55.93	$ 1,194,840	53.72
Operating expenses	104,638	32.45	87,380	28.63
Net income	42,101	52.56	363,699	79.54
Total assets	1,571,059	64.53	1,612,013	65.15
Total liabilities	724,615	79.92	862,247	85.34

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Consumer products division:

	2013		2012	
	Figures in thousands Mexican pesos	% over consolidated figures	Figures in thousands Mexican pesos	% over consolidated figures
Net sales	$ 903,359	44.07	$ 1,029,416	46.28
Operating expenses	217,831	67.55	217,851	71.37
Net income	37,993	47.44	93,529	20.46
Total assets	863,535	35.47	862,391	34.85
Total liabilities	182,084	20.08	148,159	14.66

23. Explanation of the transition to IFRS

The date of transition of The Company to IFRS was January 1, 2011. In the preparation of the first consolidated financial statements of The Company under the IFRS, the rules of transition to the reported figures previously in accordance with the NIF have been applied. The IFRS generally require that the retrospective application of standards and interpretations applicable to the date of the first report. However, the IFRS 1 allows certain exceptions in the applications of some standards to prior years, with the purpose of helping the entities in the transition process.

The Company applied the obligatory exceptions to the retrospective application of the IFRS, as follows:

Calculation of estimates. The estimates as of the date of transition are consistent with its own estimates under NIF.

The Company applied the optional exemptions to the retrospective application of the IFRS, as follows:

a. Assumed cost. The Company applied the exemption of cost assumed by components for properties, machinery and equipment. Therefore, has been chosen as an assumed cost the fair value for some items of lands, buildings, and machinery and equipment determined through assessments on the date of transition. Likewise, has been chosen to use as a assumed cost the NIF restructured values for furniture, machinery and equipment, transportation equipment, computer equipment and improvements to leased rooms, considering that these are broadly comparables with the depreciated cost under the IFRS on the date of transition.

b. Employees benefits. The Company applied the exemption of Employees benefits. Thus, recognizes all the actuarial earnings and losses accumulated to the date of transition.

c. Accumulated differences for the effect of conversion. The Company applied this exemption. Therefore, to the date of transition reclassified to accumulated profits the accumulated effects of conversion of entities with different functional currency than theirs.

d. Classification of financial instruments previously recognized. The Company opted for assigning certain investments as available for sale from the date of transition.

e. Loans costs. The Company applied the requirements of the IFRS from the date of transition.

Conciliation between the IFRS and NIF. The following conciliations provide the quantification of the transition effects and the impact in the stockholders 'equity and in the comprehensive income to the date of transition, January 1, 2011 and for the period of transition that ended on December 31, 2011, as follows:

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a. Conciliation of stockholders’ equity (figures in thousands mexican pesos)
January 1, 2011
December 31, 2011
Total stockholders’ equity under NIF $845,112 $957,612
Valuation of financial instruments available for sale 66,513 64,618
Valuation of properties, machinery and equipment 22,322 25,171
Cancellation of benefits due to termination 2,097 4,121
Others (7,770) (7,770)
Cancellation of the deferred PTU (3,609) (3,581)
Effects of conversion of foreign currency 1,917 25,152
Effect of deferred taxes, including the exception at initial recognition (6,902) (5,948)
Total adjustments to capital 74,568 101,763
Total stockholders’ equity under IFRS $919,680 $1,059,375
b. Conciliation of comprehensive income for the year ended December 31, 2011 (figures in thousands of Mexican pesos)
Comprehensive income under NIF $132,376
Valuation of properties, machinery and equipment 4,107
Cancellation of benefits due to termination and recognition of actuarial earnings and losses 316
Effect of deferred taxes (1,326)
Cancellation of deferred PTU (90)
Effects of conversion of foreign currency 24,187
Valuation of financial instruments available for sale (1)
Total adjustments to the comprehensive income 27,193
Net and comprehensive income under IFRS $159,569
c. Notes to the conciliation
The transition to IFRS originated the following changes to the accounting policies:
Valuation of financial instruments available for the sale- IAS 39, “Financial Instruments recognition and measurement”, requires that the financial instruments are classified according to the available categories. The classification and valuation depend on the intent of use that it has for the financial assets and liabilities. The Company classifies and assess as financial instruments available for sale, the investment in shares in which there is no control, joined control or significant influence.
Revaluation of properties, machinery and equipment. The Company used the voluntary exception of “Assumed cost” established by the IFRS 1 “First adoption” to determine the value of its properties, machinery and equipment at the beginning of the date of transition and opted for determining the reasonable value for some of its assets and revaluated securities NIF for others.

Benefits for termination and recognition of actuarial earnings and losses - IAS 19 “Employees Benefits”. Establishes that the benefits for termination refer to an obligation that arises from the termination of the labor relation and not of a rendered service. Therefore, it can only be registered until the payment obligation is generated or under the demand of the formal retirement plan. Likewise, the Company opted to recognize the actuarial earnings and losses no amortized related with the seniority plan and the pension plan on the date of transition, according to the voluntary exemption of the IFRS 1 “First adoption”.
Cancellations of the deferred PTU. IFRS does not allow the recognition of the deferred PTU. The Company will cancel the amount recognized as a deferred PTU.
Effects of the conversion of foreign currency IAS 21 “Effects of conversion of foreign currency defines that the functional currency is which an entity operates on its primary economic environment. The Company will recognize the effect of conversion from the register currency to functional currency of inform of the subsidiary in which these differ.
Deferred taxes. According to the IAS 12 “Taxes to profits”, the deferred taxes are recalculated with the adjusted accounting values of the assets and liabilities according to IFRS and with the application of the exception to the initial recognition.
Statement of cash flows. As a result of the transition to IFRS, the investment, operation and financing flows did not suffer changes.
24. New accounting pronouncements
The following new and revised IFRS have been analyzed and implemented in the cases they apply according coming into force dates:
Effective for the annual periods beginning January 1, 2013:
IFRS 10, Consolidated financial statements
IFRS 11, Joined agreements
IFRS 12, Information to disclose on participations in other entities
IFRS 13, Measurement of fair value
Modifications to the IFRS 7, Disclosures - compensation of financial assets and liabilities.
The IAS 27 (revises in 2011), Separated financial statements
The IAS 28 (revised in 2011), Investments in associate companies and joined agreements Modifications to the IAS 19 “Employee benefits”
Modifications to the IFRS, Annual improvements to the IFRS cycle 2009-2011, except for the modifications to the IAS 11
IFRIC 20, Dismantling Costs in the production phase of an open sky mine.
Modifications to the IFRS 10, IFRS 11 and IFRS 12, Consolidated financial statements, Joined agreements and Disclosures on participations in other entities: transition guides.
Effective for the annual periods beginning January 1, 2014:
Modifications to the IAS 32, Disclosures - compensation of financial assets and liabilities.
Effective for the annual periods beginning January 1, 2015:
IFRS 9, Financial instruments
Modifications to the IFRS 9 and IFRS 7, Effective date of IFRS 9 and transition disclosures

25. Authorization of issuance of consolidated financial statements
These consolidated financial statements have been approved in February 28, 2014 by C.P. Emmanuel Reveles Ramírez, CFO and by C.P. Román Hernández Mendoza, Controller, responsible for the consolidated financial information of Grupo Vasconia, S. A. B., and Subsidiaries, and are subject to approval from the Ordinary Stockholders Meeting of the Company, in accordance with the guidelines of the mexican Ley General de Sociedades Mercantiles.
26. Summary of significant differences between accounting principles followed by The Company and U.S. generally accepted accounting principles (“US GAAP”)
The Companies prepared their consolidated financial statements in accordance with IFRS. The Company has prepared the following information, in this note, to present the nature and effect on net income and stockholders’ equity of the differences between IFRS and US GAAP.
a. Fixed assets
IFRS permits the revaluation to fair value of some intangible assets; property, machinery, and equipment; and investment property, whereas US GAAP generally does not.
b. Other Permanent Investments (Lifetime Brands “LTB”)
Under US GAAP financial investments in associate, gives entities the option to account for certain investments at fair value. If management does not elect to use the fair value option, the equity method of accounting is required.
For the fair value option is not available to investors to account for their investments in associate.
As last year other permanent investments have not been adjusted at fair value or by recognizing equity method to simplify business combination process at LTB. For IFRS other permanent investments have been adjusted to fair value according with corresponding marking value.
c. Employee benefits
For IFRS the termination benefits are recognized when it is shown that the employer is committed to pay. And for US GAAP special termination benefits are recognized when they are communicated to employees and termination benefits are recognized when the employee voluntarily accepts the offer.
d. Non-Monetary
In 2012, inventory is generating effects, due to the conversion of currency, since to IFRS, the change in functional currency is prospective from the date of change and the amounts of non-monetary assets and liabilities are translated at the current exchange rate at the date of the change. For US GAAP, the accounting and bases and non-monetary items depend on whether changing the functional currency of a foreign currency to the reporting currency. In 2013 there are no effects due to the fact for IFRS and US-GAAP the Company used the same exchange rate for the conversion.

Following you will find the differences between IFRS and US GAAP:
For the year ended
December 31,
2013 2012
Stockholders’ equity presented in the consolidated financial statements prepared under IFRS $1,527,894,727 $1,463,998,285
US GAAP adjustments increase (decrease) due to:
Deferred tax impact of US GAAP adjustments 60,871,643 62,385,152
Accrued postretirement benefit liability and prepaid pension (4,714,227) (4,375,148)
Amortization 168,786 1,948,996
Inventories (4,139,822)
Net fixed assets (37,858,715) (40,698,277)
Other permanent investments (116,420,449) (71,013,975)
Net adjustments (97,952,962) (55,893,074)
Stockholders’ equity in accordance with US GAAP $1,429,941,765 $1,408,105,211
For the year ended
December 31,
2013 2012
Net income presented in the consolidated financial statements prepared under IFRS $80,094,320 $457,226,976
US GAAP adjustments increase (decrease) due to:
Depreciation (10,244,557) (18,257,252)
Amortization (46,375)
Net periodic pension and postretirement benefit costs 211,327 (2,860,286)
Deferred taxes (27,260,742) 336,879
Income for exchange rate (3,353,234) 7,230,378
Net adjustments (40,647,206) (13,596,656)
Net income in accordance with US GAAP $39,447,114 $443,630,320
Basic earnings per share $0.45 $5.09
Diluted earnings per share $0.46 $5.10